UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 20, 2004

Honda Auto Receivables 2001-3 Owner Trust

(Exact name of registrant specified in its charter)

Delaware	333-92827	33-0981800
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

American Honda Receivables Corp. 20800 Madrona Avenue Torrance, CA	90503
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 971-2511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On September 20, 2004, the principal and interest collected during the preceding calendar month, net of certain adjustments as provided for in the Sale and Servicing Agreement, dated as of October 1, 2001 (the “Agreement”), between American Honda Receivables Corp., as Seller, American Honda Finance Corporation, as Servicer, Honda Auto Receivables 2001-3 Owner Trust, a Delaware business trust, as Issuer, Citibank, N.A., as Owner Trustee (the “Owner Trustee”), Bankers Trust Company, as Indenture Trustee (the “Indenture Trustee”) and First Union Trust Company, National Association as Delaware Trustee (the “Delaware Trustee”) were distributed to holders (“Noteholders”) of notes representing undivided fractional interests in Honda Auto Receivables 2001-3 Owner Trust. In accordance with the Agreement, the Servicer’s Certificate, as defined in the Agreement, was furnished to the Indenture Trustee for the benefit of the Noteholders and, as such, was distributed by the Indenture Trustee to the Noteholders. A copy of the Servicer’s Certificate is being filed as Exhibit 20 to this Current Report on Form 8-K.

The Servicer’s Certificate indicates an increase in losses and delinquencies for the month of August. The Servicer converted to a new computer system for its servicing operations, effective August 1, 2004, and experienced various disruptions to its collection process in connection with the conversion and usage of the new system. The Servicer continues to review the information contained in the Servicer’s Certificate and the effects of the computer conversion on its servicing operations to identify the potential cause or causes for the increases in losses and delinquencies that it reflects.

Item 9.01 (c). Exhibit 20

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Honda Auto Receivables 2001-3 Owner Trust By: American Honda Finance Corporation, as Servicer

	By:	/s/ John I. Weisickle
John I. Weisickle
Date: September 20, 2004		Vice President, Assistant Secretary